VENTURE
  CORP.

  FILED

  In the Office of the
  Secretary of State of the

  STATE OF NEVADA
  Aug 30, 1989

  2594-87

                 CERTIFICATE OF AMENDMENT OF ARTICLES OF
                        ARTICLES OF INCORPORATION

  Amber Venture Corp. ("Company"), a Nevada Corporation, by its
  President, Secretary-Treasurer and Director does hereby certify:

  The stockholders of the corporation pursuant to Article V of the Articles of Incorporation and Nevada State Statutes by informal action as of 8/24/1989 passed a resolution declaring that the following re following change and amendments to the Company's Articles of Incorporation are advisible:

  That Article I of the Company's Articles of Incorporation be amended so as to read as follows:

  "Name: The name of the corporation is on Aior Entertainment Corp."

  That the firtst paragraph of Article IV of the Copmpany's Articles of Incorporation be amended to read as follows:

  "Stock: The agregate number of shares which the corporation shall have authority to issue is 50,000,000 shares at a par value of .01 per share. All stock when issued shall be fully paid and non-assessable."

  IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its President and its Secretary on 8/24/89.

                                         AMBER VENTURE CORP.

                                         /s/ Peter E. Klenner

                                         --------------------
                                           Peter E. Klenner
                                           President and Director

  State of Colorado   )
                      )

  County of "illigible")

  On this 25th day of August, 1989, before me, a Notary Public, personally appeared, Peter E. Klenner, who acknowledged that he is the President of Amber Venture Corp. and that he executed the above instrument in such capacity on behalf of Amber Ventura Corp.

                                        -------------------
                                        Notary Public